EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Gold Reserve Inc. (the “Company”) of our report dated April 8, 2021 relating to the financial statements and effectiveness of internal control over financial reporting of the Company, which appears in the Company’s Annual Report on Form 40-F for the year ended December 31, 2020. We also consent to the reference to us under the heading “Interests of Experts”, which appears in the Annual Information Form included in an exhibit to the Company’s Annual Report on Form 40-F which is incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants

Vancouver, Canada

October 4, 2021